Exhibit 23.1



             CONSENT OF INDEPENDENT ACCOUNTANTS



     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Competitive Technologies, Inc. of our report dated October 28, 2002 relating to the consolidated financial statements, which appears in the Annual Report on Form 10-K for the year ended July 31, 2002 of Competitive Technologies, Inc.




/s/ PricewaterhouseCoopers LLP
Stamford, Connecticut
January 29, 2003